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                                                                   Exhibit 10.24

                            N.M.B. TECHNOLOGIES INC.

                             MANUFACTURING AGREEMENT

     This Manufacturing Agreement ("Agreement") is made this 8th day of May, 1997 (the "Effective Date") between Visioneer Inc., a Delaware Corporation, having its principal place of business at 34800 Campus Drive, Fremont, California 94555 (hereinafter "Customer") and NMB Technologies Inc., having its principal place of business at 9730 Independence Avenue, Chatsworth, California 91311 (hereinafter "N.M.B.").

     1.   Work.

          1.1 Manufacture Test and Assembly. N.M.B. agrees to use reasonable commercial efforts to perform the work (hereinafter "Work") pursuant to purchase orders or changes to purchase orders issued by Customer and accepted by N.M.B.. Work shall mean to procure components and other supplies and to manufacture, test, assemble, and ship products (hereinafter "Products") pursuant to detailed, written specifications for each such Product which are provided by Customer and accepted by N.M.B. and to deliver such Products to a Customer designated location. For each Product or revision thereof, written specifications shall include but are not limited to, a bill of materials, schematics, assembly drawings, test specifications, current revision number, and approved vendor list (hereinafter "Specifications"). This Agreement shall not constitute a requirements contract and Customer shall not be obligated to order Products from N.M.B.

          1.2 License Grant. Customer hereby Grants N.M.B. a non-exclusive, non-transferable license, royalty-free license to use Customer's patents, trade secrets and other intellectual property provided by Customer to N.M.B. solely for purposes of developing and manufacturing Products solely for delivery to Customer pursuant to the terms and conditions of this Agreement. The license granted to N.M.B. pursuant to this Section shall terminate immediately upon any termination of the Agreement.

          1.3 No Sub-Contracting. The rights granted under this Agreement do not permit N.M.B. to utilize third parties to manufacture the Products. In the event N.M.B. wishes to sub-contract any of the manufacturing of the Products, N.M.B. will seek Customer's written consent, which consent will not unreasonably withheld. Customer's consent to sub- contracting will be contingent upon the third-party demonstrating its ability and commitment to manufacturing Products that consistently meet the Specifications.

     2.   Requirements for Purchasing.

          2.1 Purchase Order Commitments. N.M.B. shall supply such quantities of Product meeting the Specifications on the delivery dates requested by Customer provided such quantities and delivery dates are in conformance with Product lead-times and Customer 5 forecasts as set forth below. At the beginning of each month during the term of this Agreement, Customer agrees to provide N.M.B. with rolling forecasts of Customer's estimated aggregate purchase requirements of Product for the


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subsequent six-month period. Such forecasts shall not be legally binding on
Customer, but shall be prepared in good faith and shall represent Customer's reasonable expectation of its aggregate purchase requirements of Product from all sources for the forecasted period. N.M.B. shall use its best efforts to supply a quantity of Product equal to Customer's forecasted Product quantities.

          All orders of Product submitted by Customer shall be initiated by written purchase orders sent to N.M.B.. Customer shall submit such purchase orders to N.M.B. at least one hundred twenty (120) days prior to the date of requested delivery, or such longer period of time as mutually agreed upon for Long Lead Inventory (defined below).

          Each purchase order shall reference this Agreement, and the applicable written Specifications as described in Section 1.

          Upon termination of this Agreement, or termination of a product covered by this Agreement, Customer shall purchase from N.M.B., at its cost, all Inventory (defined below) purchased by N.M.B. in the amount necessary to fill purchase orders accepted prior to termination, but which were not completed at the time of termination. In addition Customer shall purchase from N.M.B., at its cost, all Special Inventory (defined below) purchased by N.M.B. for which N.M.B. has obtained Customer's prior written approval in the amount necessary to fill purchase orders accepted prior to termination, but which were not completed at the time of termination, and in effect at the time the order with N.M.B.'s supplier was placed; provided, however, that in no event shall Customer have any liability for Special Inventory ordered or purchased by N.M.B. in excess of the amount necessary to fill such purchase orders.

          NMB shall not buy materials to support FORECASTS from Customer unless specifically authorized, in writing, by Customer, and Customer shall not be liable for any materials purchased by NMB to support a FORECAST.

          NMB shall make every effort to mitigate inventory exposure by returning components to suppliers wherever possible, and by expeditiously canceling outstanding Purchase Orders whenever possible. NMB will work with Customer to minimize cancellation or restocking charges to the fullest practical limit, including joint negotiations with suppliers. However, Visioneer will not unreasonably withhold payment from NMB due to its actions with regard to inventory returns or P0 cancellation.

          "Inventory" shall mean raw materials and supplies necessary for the manufacture of Products covered by purchase orders accepted by N.M.B. "Special Inventory" shall mean those items of Inventory either generally have a lead time longer than ninety (90) days ("Long Lead Inventory") or for which such vendor offers substantial price discounts for orders above a given quantity ("Economic Order Inventory") or which require minimum purchase quantities. If an item is purchased by NMB from a vendor recommended by NMB to Visioneer, then NMB will notify Visioneer in writing of the terms and conditions of sale. Visioneer will then determine and notify NMB in writing if the item is to be classified as Inventory or as Special Inventory. If an item is purchased from a vendor on the Visioneer AVL, then Visioneer will notify NMB in writing if the item is to be classified as Inventory or as Special Inventory.


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          2.2 Order Forecast Variations. For each purchase order, Customer can request, and such request shall not be unreasonably denied, that: (i) upon thirty (30) days prior notice, reschedule for up to sixty (60) days from scheduled delivery up to 50% of the Product quantities ordered pursuant to such purchase order and/or (ii) upon thirty (30) days prior notice, increase the quantity of Product ordered by an amount equal to an additional thirty percent (30%) of the quantity of Product ordered. Delivery reschedules of more than 60 days and order quantity increases in excess of 30% must be approved by N.M.B. in writing.

          2.3 Acceptable/Rejection. All purchase orders are subject to acceptance. NMB will accept or reject purchase orders within five (5) days of receipt. Notification will be made in writing by an authorized representative of NMB on NMB's acknowledgment form. Upon acceptance and acknowledgment of Customer's purchase order by N.M.B., Customer will be firmly and irrevocable obligated to buy from N.M.B., and N.M.B. will be similarly obligated to manufacture and deliver to Customer the Products in accordance with the quantities and delivery dates specified by the orders, except to the extent of permitted order variations described in Section 2.2 above. Customer may use its standard purchase order form to release items, quantities, prices, schedule, change notices, specifications, or other notice provided for thereunder. In all other respects, this Agreement shall govern, and any inconsistent preprinted terms and conditions on such purchase orders shall be of no effect.

     3.   Shipments Schedule Change and Cancellation.

          3.1 Shipments. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with Customer's Specifications, marked for shipment to Customer's destination specified in the applicable purchase order and delivered to a carrier or forwarding agent by the delivery date set forth on the applicable purchase order. Shipment will be CIF Destination (designated by Visioneer), at which time risk of loss and title will pass to Customer. All freight, insurance, customs duties, import fees and other shipping expenses, as well as any special packing expenses not included in the original price quotation for the Products, will be paid by Customer.

          3.2 Cancellation. Customer may not cancel any portion of an accepted purchase order without N.M.B.'s prior written approval, which will not be unreasonably withheld. If the parties agree upon a cancellation, Customer will pay N.M.B. for Products and Inventory (including Special Inventory) affected by the cancellation as follows: (i) 100% of the contract price for all finished Products in N.M.B.'s possession, (ii) 100% of the cost of all Inventory in N.M.B.'s possession and not returnable to the vendor or usable for other customers, whether in raw form of work in process, (iii) 100% of the cost of all Inventory on order and not cancelable, and (iv) any vendor cancellation charges incurred with respect to Inventory accepted for cancellation or return by the vendor. N.M.B. will use reasonable commercial efforts, including the mutual involvement of customer, to return unused Inventory for a full refund, net of restocking charges of such vendor and to cancel pending orders. Customer will be entitled to take delivery of all Products and Inventory to be paid for by Customer under this section, after N.M.B '5 receipt of payment therefor.

     4. Engineering Changes. Customer may request, in writing, that N.M.B. incorporate an Engineering Change into the Product. Such request will include a description of the proposed change sufficient to permit N.M.B. to evaluate its feasibility. N.M.B.'s evaluation shall be in writing and shall


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state the impact on delivery schedule and expected cost. N.M.B. will not be obligated to proceed with the Engineering Change until the parties have agreed in good faith on the changes to the Product Specifications, Delivery Schedule and Pricing Schedule and upon the costs to be paid by Customer, including reassembly, retooling or cost of Inventory and Special Inventory on-hand and on-order that becomes obsolete. Customer will be the final authority in defining the Engineering Change activity.

     5. Tooling/Non-Recurring Expenses. N.M.B. shall provide non-Product specific tooling at its expense. Customer shall pay for or obtain and consign to N.M.B. for its use any Product specific tooling and other reasonably necessary non-recurring expenses, to be set forth in N.M.B.'s quotation ("Set-Up Property"), provided N.M.13. has obtained Customer's prior written approval to obtain and pay for such Set-Up Property. Customer shall own title to all Set-Up Property. N.M.B. shall hold all Set-Up Property and other property for Customer and shall exercise reasonable care in the use and custody of such property and shall use such property only in performing its obligations under this Agreement. N.M.B. will mark all Set-Up Property to identify it as being the property of Customer. N.M.13. shall not grant any security interest, impose liens or any other encumbrances on said Set-Up Property. Upon termination of this Agreement and upon Customer's written request N.M.B. will promptly return all Set-Up Property to a location identified by Customer at Customer's cost.

     All software which Customer provides to N.M.B. is and shall remain the property of Customer. N.M.B. shall have a license to copy, modify and use this software during the term of this Agreement solely for the purpose of manufacturing Product for sale to Customer pursuant to the terms of this Agreement. All software developed by N.M.B. to support the process tooling or otherwise shall be and remain the property of N.M.B. unless funded by Customer, in which case such software shall be owned by Customer, and N.M.B. hereby assigns all its right, title and interest in such software to Customer and shall cooperate with Customer, at Customer's expense, before and after the termination of this Agreement, to permit Customer in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in such software.

     6.   Product Acceptance and Warranties.

          6.1 Product Acceptance. The Products delivered by N.M.B. will be inspected and tested as required by Customer within forty-five (45) days of receipt. If Products are found to be defective in material or workmanship and/or fail to meet the Specifications, Customer has the right to reject such Products during the acceptance period. Products not rejected during the acceptance period will be deemed accepted. Customer may return rejected Products, freight collect, after completing a failure report and obtaining a return material authorization number from N.M.B. to be displayed on the shipping container. Rejected Products will be repaired or replaced at N.M.B.'s option and returned freight pre-paid within 14 business days of N.M.B.'s receipt thereof. If the Product is source inspected prior to shipment, Customer will inspect goods within five days of delivery date.

          N.M.B. will not place its name or any other marking not approved by Customer anywhere on the Products or their respective packaging material, except for markings, if any, which are required by law.

     6.2  Components.



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          6.2.1 Approved Vendor List. Customer is to provide a Bill of Materials and Approved Vendor List ("AVL") for each Product to be manufactured hereunder. N.M.B. shall manufacture the Products using components obtained solely from vendors included on the AVL, as it may change from time to time, as determined by Customer. This AVL shall not be amended without prior written approval of Customer.

          6.2.2 Customer Supplied Components. Customer shall be entitled to supply components to N.M.B. at N.M.B.'s expense only with the written consent of N.M.B. and only in such amounts as are necessary for firm orders then placed by Customer. Such components, including provision for failed parts, shall be delivered to N.M.B. not later than one (1) week prior to the scheduled delivery date for the related Products for materials which are managed by Customer and one day for materials that customer is assisting N.M.B. to procure. Should Customer be unable to meet such delivery requirements, Customer may at its option, request N.M.B. to either (i) ship Products to Customer absent the supplied parts on or after seven (7) days from the scheduled delivery date or
(ii) hold the Products pending receipt of such components from Customer. Under these circumstances, Customer will give written notification to N.M.B. prior to the scheduled delivery date, and N.M.B. may invoice Customer for such Products on or after seven (7) days from the scheduled delivery date. Customer shall have no right of offset from the purchase price of any Products purchased hereunder with respect to any amounts N.M.B. owed Customer for Customer supplied components. Should N.M.B. be required to procure components at a premium cost as the result of a default by N.M.B., N.M.B. shall be responsible for the premium costs incurred and Customer shall not be required to pay mark-up on the additional cost which is incurred. Should the required premium purchases be required as a result of an act by Customer then Customer shall be responsible for the premium and the associated mark-ups.

          6.3 Express Warranty. N.M.B. warrants that the Products will conform to Customer's applicable Specifications and will be free from defects in materials and workmanship for a period of fifteen (15) months from the date of shipment. This express warranty does not apply to product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer. With respect to first articles, prototypes, pre-production units, test units or other similar Products, N.M.B. makes no representations or warranties whatsoever. Notwithstanding anything else in this Agreement, N.M.B. assumes no liability for or obligation related to the performance, accuracy, specifications, failure to meet specifications or defects of or due to fixtures, designs or instructions produced or supplied by Customer. Upon any failure of a Product to comply with the above warranty, N.M.B.'s sole obligation, and Customer's sole remedy, is for N.M.B., at its option, to promptly repair or replace such unit and return it to Customer freight collect. Customer shall return Products covered by the warranty freight prepaid after completing a failure report and obtaining a return material authorization number from N.M.B. to be displayed on the shipping container. N.M.B. MAKES NO OTHER WARAANTIES AS TO THE PRODUCTS, EXPRESSED, IMPLIED, STATUTORY OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR IN ANY COMMUNICATION WITH ANY CUSTOMER, AND N.M.B. SPECIFICALLY DISCLAIMS ANY IMPLIED WAREANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     7.   Payment Terms Additional Costs and Price Changes.

          7.1 Payment Terms. Payment for any products, services or other costs to be paid by Customer hereunder are due thirty (30) days net from the date the invoice for Products is delivered to


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Customer and shall be made in lawful U.S. currency. If Customer is late with payments, or N.M.B. has reasonable cause to believe Customer may not be able to pay, N.M.B. may require prepayment or delay shipments or suspend work until assurances of payment satisfactory to N.M.B. are received.

     7.2  Additional Costs.

          (a) Duties and Taxes. All prices quoted are exclusive of federal, state and local excise, sales, use and similar Duties and taxes, and Customer shall be responsible for all such items.

          (b) Expediting Charges. Customer shall be responsible for any expediting charges reasonably necessary because of a change in Customer's requirements. N.M.B. shall obtain approval from Customer for expediting charges prior to incurring any such charge.

     7.3 Price Changes. The price for Products to be manufactured by N.M.B. is set forth in Exhibit A, the "Price Schedule," to this Agreement.

          (a) Market Fluctuations. At any time, in the event of extraordinary increases or decreases (in the amount of 5% or more) in the market price of fuels, materials, raw materials, equipment, labor and other production costs, N.M.B. shall have the right to renegotiate in good faith the price of goods not yet shipped or services to be performed, with the exclusion of Finished Products and Special Inventory and if, in good faith, agreement is not achieved, both N.M.B. and Customer shall have the right to terminate the specific purchase order(s) or the Agreement.

          (b) Cost Reduction. Customer and N.M.B. will review pricing on a quarterly basis with the specific intent of reducing the cost of the product, and NMB will provide a specific plan which will result in a reduction in cost each quarter of five percent (5%) at a minimum. The contact image sensor will not be included in this plan.

          (c) Engineering Changes. Upon implementation of N.M.B. initiated engineering changes or procurement or alternate sourcing activities that result in a reduction in price, N.M.B. and Customer will each receive fifty percent (50%) of the demonstrated price reduction for six months 6 mths. Upon implementation of Customer initiated engineering changes or procurement or alternate sourcing activities developed by Customer that result in changes to the cost of the Products, the Customer will receive one hundred percent (100%) of the demonstrated price reduction.

     8.   Term and Termination.

          8.1 Term. The term of this Agreement shall commence on the Effective Date hereof above and shall continue thereafter until terminated as provided in
Section 8.2. Sections 6.3, 7.1, 7.2, 8.1, 9, 10 and 11 shall survive any termination or expiration of this Agreement.



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          8.2 Termination. This Agreement may be terminated by either party for any reason, with or without cause, upon one hundred eighty (180) days written notice to the other party. Termination of this Agreement shall not affect the obligations of either party which exist as of the date of termination.

          8.3 Termination for Bankruptcy. Either party may immediately terminate this Agreement if the other party is adjudicated bankrupt, or if a receiver is appointed for the other party or for a substantial portion of its assets, or if an assignment for the benefit of creditors of the other party is made, or if the other party is dissolved or liquidated or has a petition for dissolution or liquidation filed which is not dismissed within forty-five (45) days with respect to it.

     9.   Indemnification and Limitation of Liability.

          9.1 Patents. Copyrights. Trade Secrets. Other Proprietary Rights. Customer shall defend, indemnify and hold harmless N.M.B. from all claims, costs, damages, judgments and attorney's fees resulting from or arising out of any alleged and/or actual infringement or other violation of any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, trade secrets, proprietary rights and processes or other such rights arising out of N.M.B.'s manufacture of the products pursuant to the Specifications, provided N.M.B. shall promptly notify Customer in writing of the initiation of any such claims. Customer has sole control of the defense and all related settlement negotiations, and N.M.B. shall cooperate fully with Customer in its defense against any such claims, at Customer's expense. Notwithstanding the foregoing, Customer shall have no obligation to indemnify N.M.B. for any hardware or software was provided by Customer. THE FOREGOING STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

          9.2 Product Liability. Customer agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, it will defend N.M.B. from any claim or action and will hold N.M.B. harmless from any loss, damage or injury, including death, which arises from any alleged defect the design of any Products.

          9.3 Mutual Indemnity. The parties will indemnify each other against actions, liabilities, loss, damages and expenses resulting from injury or death of any person or loss of or damage to any tangible real or tangible personal property to the extent that such injury, death, loss or damage is proximately caused by the indemnifying party's negligent act or omission or intentional misconduct or that of its agents, employees or subcontractors in connection with the performance of its obligations under this Agreement, provided that the indemnifying party has been notified in writing as soon as practicable of any such claim. The indemnifying party will have the sole right to control the defense of all such claims and in no event will the indemnified party settle any claim without the indemnifying party's prior written approval.

          9.4 No Other Liability. EXCEPT FOR THE EXPRESS WARRANTIES CREATED UNDER THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF


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NEGLIGENCE OF STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED
OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

     10.  Confidential Disclosure and Proprietary Rights.

          10.1 Confidential Information. The term "Confidential Information" as used herein will mean any and all information disclosed by a party hereunder ("discloser") to the other party ("recipient") in written or other tangible form, including information disclosed prior to the date of this Agreement, and which is clearly marked as confidential or proprietary, or in some other manner to indicate its confidential nature. Oral information will not be Confidential Information unless it is designated as confidential by the discloser at the time of disclosure and summarized and identified as being confidential in a writing which is received by recipient within thirty days after disclosure.

          10.2 Disclosure. For a period of five (5) years from the date of disclosure, Recipient will neither disclose Confidential Information to any third party nor use the same for any purpose other than those set forth in this Agreement. Recipient will use the same degree of care as it uses to protect its own confidential information, but no less than reasonable care, to prevent the unauthorized use, dissemination or publication of the Confidential Information. In addition to recipient's right to disclose Confidential Information to its employees, recipient will have the right to disclose Confidential Information to any contractor or agent of recipient who has executed and delivered to recipient an agreement containing terms and conditions substantially similar to those set forth in this Section 10. Recipient will promptly advise discloser of any unauthorized disclosure or use of discloser's Confidential Information. This
Section 10.2 imposes no obligation upon recipient with respect to Confidential Information which: a) was in the possession of or was known by recipient without an obligation to maintain its confidentiality prior to its receipt from discloser, except Confidential Information disclosed prior to the date of this Agreement and marked within thirty (30) days after the signing of this Agreement by the discloser as confidential or proprietary; b) is or becomes generally known to the public without violation of this Section 10.2 by recipient; c) is rightfully obtained by recipient from a third party without an obligation to keep information confidential; d) is independently developed by recipient without use of Confidential Information or e) is disclosed pursuant to legal, judicial or administrative order or otherwise required by law.

          10.3 Proprietary Rights. Recipient will not acquire any rights in the Confidential Information disclosed to it hereunder, except the limited right to use Confidential Information for the purposes set forth in this Agreement.

          10.4 Return of Confidential Information. Upon termination of this Agreement, recipient will return all of discloser's Confidential Information disclosed to recipient during the course of this Agreement or will provide to discloser written certification that such Confidential Information has been destroyed.

     11.  Miscellaneous.

          11.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and


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understandings between the parties relating to such transactions. The Parties shall hold the existence and terms of this Agreement confidential, unless both parties otherwise consent in writing.

          11.2 Amendments. This Agreement may be amended only by written consent of both parties.

          11.3 Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

          11.4 Expenses. In the event a dispute between the parties hereunder with respect to this Agreement must be resolved by litigation or other proceeding or a party must engage an attorney to enforce its right hereunder, the prevailing party shall be entitled to receive reimbursement for all associated reasonable costs and expenses (including, without limitation, attorneys fees) from the other party.

          11.5 Security Interest. Until the purchase price and all other charges payable to N.M.B. hereunder have been received in full, N.M.B. hereby retains and Customer hereby grants to N.M.B. a security interest in the Products delivered to Customer and any proceeds therefrom.

          11.6 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, excluding its choice of law principles. The parties consent to the exclusive jurisdiction of the state and federal courts in Santa Clara County, California.

          11.7 Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its best efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within sixty (60) days after such event, the other party may terminate the Agreement.

          11.8 Assignment. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign any of its rights nor delegate any of its obligations under this Agreement to any third party without the express written consent of the other, provided that consent shall not be required in connection with a reorganization, merger or sale of such party's business or assets to a third party.

     IN WITNESS WHEREOF, the parties' authorized representatives have executed this Agreement as of the Effective Date.



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VISIONEER, INC.                        N.M.B. TECHNOLOGIES INC.







By: /s/  Tom Burt                      By:   /s/  Myron Jones
   -------------------------              ------------------------------
Title: V.P. Operations                 Title:  President
      ----------------------                 ---------------------------

Date:  5/8/97                          Date:  April 28, 1997
     -----------------------                ----------------------------


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                                   EXHIBIT A

                          PRICE SCHEDULE FOR PRODUCTS


Customer agrees to pay N.M.B. the following prices for Products:


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